Exhibit 99.1

News Release For more information, please contact: Investors: Dexter Congbalay 224-306-1535 dexter.congbalay@lambweston.com Media: Shelby Stoolman 208-424-5461 shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2024 Results; Provides Fiscal Year 2025 Outlook
Fourth Quarter Fiscal 2024 Highlights
•GAAP Results as Compared to Fourth Quarter Fiscal 2023:
◦Net sales declined 5% to $1,612 million
◦Income from operations increased 14% to $213 million
◦Net income declined 74% to $130 million
◦Diluted EPS declined 74% to $0.89
•Non-GAAP Results as Compared to Fourth Quarter Fiscal 2023:
◦Adjusted Income from Operations(1) declined 26% to $191 million
◦Adjusted Net Income(1) declined 40% to $114 million
◦Adjusted Diluted EPS(1) declined 40% to $0.78
◦Adjusted EBITDA(1) declined 15% to $283 million
•Paid $52 million in cash dividends to common shareholders and repurchased $60 million of common stock

Full Year Fiscal 2024 Highlights
•GAAP Results as Compared to Full Year Fiscal 2023:
◦Net sales increased 21% to $6,468 million, including $1,107 million of incremental sales attributable to acquisitions
◦Income from operations increased 21% to $1,065 million
◦Net income declined 28% to$726 million
◦Diluted EPS declined 28% to $4.98
•Non-GAAP Results as Compared to Full Year Fiscal 2023:
◦Adjusted Income from Operations(1) increased 16% to $1,085 million
◦Adjusted Net Income(1) increased 6% to $740 million
◦Adjusted Diluted EPS(1) increased 6% to $5.08
◦Adjusted EBITDA(1) increased 13% to $1,417
•Paid $174 million in cash dividends to common shareholders and repurchased $210 million of common stock

Fiscal 2025 Outlook
•Net sales of $6.6 billion to $6.8 billion
•Net income of $630 million to $705 million, and Diluted EPS of $4.35 to $4.85
•Adjusted EBITDA(1) of $1,380 million to $1,480 million

EAGLE, ID (July 24, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal fourth quarter and full year 2024 results and provided its outlook for fiscal 2025.

“We are disappointed by our fourth quarter performance,” said Tom Werner, President and CEO. “Our price/mix results were below our expectations, while market share losses and a slowdown in restaurant traffic in the U.S. and many of our key international markets were greater than we expected. We also incurred losses related to a voluntary product withdrawal.”

“We expect fiscal 2025 to be another challenging year. The operating environment has changed rapidly over the past twelve months as global restaurant traffic and frozen potato demand softened due to menu price inflation continuing to negatively affect global restaurant traffic. This has resulted in an increase in available capacity in North America and Europe. We believe this supply-demand imbalance will persist through much, if not all, of fiscal 2025. Accordingly, we are making some operating adjustments in the near term to fit the macroeconomic reality and business environment, including reinvigorating volume growth, targeted investments in price and trade support, decisive measures on cost, supply chain productivity initiatives, and a rephasing of investments to modernize production capabilities to better match the demand environment.”

“Despite these near-term headwinds, we remain focused on executing on our long-term strategies, and improving customer service. We believe the actions we are taking to continue to strengthen our portfolio and capabilities, position us well to continue to support our customers and create value for our stakeholders over the long term.”
Summary of Fourth Quarter and FY 2024 Results
($ in millions, except per share)

	Q4 2024	Year-Over-Year Growth Rates	FY 2024	Year-Over-Year Growth Rates
Net sales	$1,611.9	(5)%	$6,467.6	21%
Income from operations	$212.5	14%	$1,065.3	21%
Net income	$129.6	(74)%	$725.5	(28)%
Diluted EPS	$0.89	(74)%	$4.98	(28)%

Adjusted Income from Operations (1)	$191.0	(26)%	$1,084.5	16%
Adjusted Net Income (1)	$113.7	(40)%	$739.9	6%
Adjusted Diluted EPS (1)	$0.78	(40)%	$5.08	6%
Adjusted EBITDA (1)	$283.4	(15)%	$1,416.7	13%

Q4 2024 Commentary
Net sales declined $83.0 million to $1,611.9 million, down 5 percent versus the prior year quarter. Volume declined 8 percent, with more than one-half of the decline reflecting the impact of market share losses, as well as the Company's decision to exit certain lower-priced and lower-margin business in Europe earlier in the year. The Company estimates that approximately one-quarter of the volume decline was due to soft restaurant traffic trends in North America and other key international markets, with most of the remainder of the decline due to the voluntary product withdrawal.
Price/mix increased 3 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in late fiscal 2023, as well as pricing actions taken in fiscal 2024, across both of the Company's business segments.
Gross profit increased $8.5 million versus the prior year quarter to $387.9 million, and included a $24.9 million ($18.5 million after-tax, or $0.13 per share) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included a $28.8 million ($21.5 million after-tax, or $0.13 per share impact) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts; and $27.0 million of costs ($20.0 million after-tax, or $0.14 per share) associated with the sale of inventory stepped-up following completion of the Company’s acquisition of the remaining interest in Lamb-Weston/Meijer v.o.f., the Company’s former joint venture in Europe (“LW EMEA”), in February 2023 (the “LW EMEA Acquisition”).

Adjusted Gross Profit(1) declined $72.2 million versus the prior year quarter to $363.0 million, due to an approximately $40 million impact associated with the voluntary product withdrawal, as well as lower sales volumes. The benefit of inflation-driven pricing actions largely offset higher manufacturing costs per pound, as well as higher transportation and warehouse costs. The higher manufacturing costs per pound reflected mid-single-digit input cost inflation, in aggregate, for key inputs, including: raw potatoes, labor, and ingredients such as grains and starches used in product coatings. The increase in per pound costs was partially offset by lower costs of edible oils and energy.
Selling, general and administrative expenses (“SG&A”) declined $17.0 million versus the prior year quarter to $175.4 million, and included: $1.6 million ($1.2 million after-tax, or $0.01 per share) of LW EMEA integration and acquisition-related expenses; $1.6 million ($1.2 million after-tax, or $0.01 per share) unrealized gain related to mark-to-market adjustments associated with currency hedging contracts; and $3.4 million ($2.6 million after-tax, or $0.02 per share) of foreign currency exchange losses. The prior year quarter included $9.0 million of LW EMEA Acquisition-related expenses ($9.8 million after-tax, or $0.07 per share), net of a foreign currency gain from actions taken to mitigate the effect of changes in currency rates on the purchase price for the acquisition; a $4.2 million ($3.1 million after-tax, or $0.02 per share) unrealized loss related to mark-to-market adjustments associated with currency hedging contracts; and $1.3 million ($1.0 million after-tax, or $0.01 per share) of foreign currency exchange losses.
Adjusted SG&A(1) declined $5.9 million to $172.0 million, as a reduction in performance-based compensation and benefits accruals more than offset higher expenses associated with information technology investments, including $5.8 million of incremental non-cash amortization related to the Company's new enterprise resource planning (“ERP”) system, as well as higher advertising and promotion (“A&P”) investments to support the launch of retail products in Europe.

Income from operations increased $25.5 million to $212.5 million, up 14 percent versus the prior year quarter. Adjusted Income from Operations(1) declined $66.3 million to $191.0 million, down 26 percent versus the prior year quarter. The decline primarily reflects lower net sales and Adjusted Gross Profit(1), which was partially offset by lower Adjusted SG&A(1).
Net income was $129.6 million, down $369.2 million versus the prior year quarter, and Diluted EPS was $0.89, down $2.51 from the prior year quarter. Net income in the current quarter included a total net gain of $15.9 million ($21.5 million before tax, or $0.11 per share) for foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Net income in the prior year quarter included a total net gain of $309.0 million ($340.4 million before tax, or $2.11 per share), which primarily reflects a non-cash net benefit related to the LW EMEA Acquisition with the remaining net gain from foreign currency exchange and unrealized mark-to-market derivative gains and losses, and other items impacting comparability.

Adjusted Net Income(1) was $113.7 million, down $76.1 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $0.78, down $0.51 versus the prior year quarter. The declines in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect lower Adjusted Income from Operations(1) due to the factors described above; a higher effective tax rate, reflecting discrete items in the current and prior year quarters; and higher interest expense, reflecting increased total debt and higher borrowing rates on variable rate debt.

Adjusted EBITDA(1) declined $50.3 million from the prior year quarter to $283.4 million. The decline primarily reflects lower net sales and Adjusted Gross Profit(1), which was partially offset by lower Adjusted SG&A(1).
The Company’s effective tax rate(3) in the fourth quarter was 28.2 percent, versus 12.6 percent in the prior year quarter. Excluding $5.6 million and $31.4 million of net tax benefits from items impacting comparability in fiscal 2024 and 2023, respectively, the Company's effective tax rate in the fourth quarter was 28.4 percent, versus 17.6 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent primarily due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.
Q4 2024 Segment Highlights
North America

Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined $47.3 million to $1,113.2 million, down 4 percent versus the prior year quarter. Volume declined 7 percent, with approximately 5 percentage points of the decline due to share losses, and approximately 2 percentage points largely attributable to soft restaurant traffic trends in the U.S.

Price/mix increased 3 percent as the carryover benefit of inflation-driven pricing actions taken in late fiscal 2023, as well as pricing actions for contracts with large and regional chain restaurant customers in fiscal 2024.
North America Segment Adjusted EBITDA declined $21.4 million, or 7 percent to $276.5 million. Lower sales volumes, and an approximately $19 million charge for the voluntary product withdrawal related to products manufactured in North America, drove the decline, while the benefit of inflation-driven pricing actions more than offset higher costs per pound.
International
Net sales for the International segment, which includes all sales to customers outside of North America, declined $35.7 million, or 7 percent to $498.7 million. Volume declined 9 percent, with nearly 5 percentage points of the decline from share losses, which are due in part to the Company’s decisions to exit certain lower-priced and lower-margin business in LW EMEA earlier in the year. More than 2 percentage points of the volume decline reflects the voluntary product withdrawal, with the remaining approximately 2 percentage points of the decline largely attributable to soft restaurant traffic trends in key international markets. Price/mix increased 2 percent due to inflation-driven pricing actions taken in fiscal 2024, as well as the carryover benefit of pricing actions taken in fiscal 2023.

International Segment Adjusted EBITDA declined $43.2 million or 52 percent, to $40.4 million. An approximately $21 million charge associated with the voluntary product withdrawal, lower sales volumes, higher costs per pound, and higher A&P investments to support the launch of retail products in Europe drove the decline, partially offset by the benefit of inflation-driven pricing.
Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were $8.2 million and $416.6 million for the fourth quarter of fiscal 2024 and 2023, respectively. The results in the current quarter include earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated joint venture in Minnesota (“Lamb Weston RDO”), while results in the prior year quarter also included a non-cash gain of $410.7 million ($364.4 million after-tax, or $2.48 per share) related to remeasuring the Company’s initial 50 percent ownership interest in LW EMEA to fair value.
Adjusted Equity Method Investment Earnings(1) increased $2.3 million compared to the prior year quarter.
Fiscal Year 2024 Commentary
Net sales increased $1,117.0 million to $6,467.6 million, up 21 percent versus fiscal 2023, with the current fiscal year including $1,107.4 million of incremental sales attributable to the consolidation of the financial results of (1) LW EMEA, and (2) Lamb Weston Alimentos Modernos S.A. (“LWAMSA”), the Company’s joint venture in Argentina, following the Company’s acquisition of an additional 40 percent interest in LWAMSA (the “LWAMSA Acquisition” and, together with the LW EMEA Acquisition, the “Acquisitions”).
Net sales, excluding the incremental sales attributable to the Acquisitions, increased $9.6 million, or less than 1 percent versus fiscal 2023, with sales growth reduced by an estimated $135 million due to impacts associated with the Company's ERP transition. Price/mix increased 10 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in fiscal 2023, as well as pricing actions taken in fiscal 2024, across both business segments, partially offset by lower customer transportation charges that were driven by lower volume and the pass-through of lower freight rates.

Volume, excluding the incremental sales attributable to the Acquisitions, declined 10 percent. Approximately 3.5 percentage points of the volume decline reflects the carryover effect of the Company’s decision to exit certain lower-priced and lower-margin business in the prior year to strategically manage customer and product mix. Another approximately 3.5 percentage points of the volume decline was largely driven by soft restaurant traffic trends in North America and other key international markets, and to a much smaller extent, lost sales related to the voluntary product withdrawal. The remaining approximately 3 percentage points of the volume decline reflects share losses and the impact of unfilled customer orders related to the ERP transition in the fiscal third quarter.

Gross profit increased $334.6 million versus the prior fiscal year to $1,766.7 million, and included $20.7 million of costs ($15.4 million after-tax, or $0.11 per share) associated with the sale of inventory stepped-up to fair value following completion of the LW EMEA Acquisition, and a $28.7 million ($21.4 million after-tax, or $0.15 per share) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts. The prior fiscal year included $27.0 million of costs ($20.0 million after-tax, or $0.14 per share) associated with the sale of inventory stepped-up to fair value following completion of the LW EMEA Acquisition and a $37.5 million ($28.0 million after-tax, or $0.19 per share impact) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts.

Adjusted Gross Profit(1) increased $262.1 million versus the prior fiscal year to $1,758.7 million, driven primarily by incremental earnings from the consolidation of the financial results of LW EMEA and benefits from inflation-driven pricing actions. Gross profit and Adjusted Gross Profit(1) in the current fiscal year included:

•An estimated $88 million of pre-tax losses related to lower customer order fulfillment rates and other pre-tax costs associated with the ERP transition in the fiscal third quarter;
•An $85.1 million pre-tax charge(2) for the write-off of excess raw potatoes ($64.6 million in the fiscal second quarter and $20.5 million in the fiscal third quarter), largely attributable to soft restaurant traffic trends in North America and other key international markets; and
•An estimated $40 million pre-tax loss related to the voluntary product withdrawal, of which approximately $21 million was allocated to the International segment and approximately $19 million was allocated to the North America segment in the fiscal fourth quarter.
Higher manufacturing costs per pound in fiscal 2024, largely reflected mid-single-digit cost inflation, in aggregate, for key inputs, including: raw potatoes, ingredients such as grains and starches used in product coatings, and labor. The increase in per pound costs was partially offset by lower cost of edible oils.
SG&A increased $151.4 million versus the prior fiscal year to $701.4 million, and included: $12.8 million ($9.6 million, or $0.07 per share) of LW EMEA integration and acquisition-related expenses; a $3.8 million ($2.8 million after-tax, or $0.02 per share) unrealized loss related to mark-to-market adjustments associated with currency hedging contracts; and $10.6 million ($8.0 million after-tax, or $0.05 per share) of foreign currency exchange losses. The prior fiscal year included a net $21.8 million ($12.2 million after-tax, or $0.08 per share) gain related to actions taken to mitigate the effect of changes in currency rates on the purchase price of LW EMEA, net of other acquisition-related costs; a $4.2 million ($3.1 million after-tax, or $0.02 per share) unrealized loss related to mark-to-market adjustments associated with currency hedging contracts; and $5.5 million ($4.1 million after-tax, or $0.03 per share) of foreign currency exchange losses.
Adjusted SG&A(1) increased $112.1 million to $674.2 million, primarily due to incremental expenses attributable to the consolidation of the financial results of LW EMEA, and higher expenses associated with information technology investments, including $11.5 million of incremental non-cash amortization related to the new ERP system. The increase in Adjusted SG&A(1) was partially offset by a reduction in performance-based compensation and benefits accruals.

Income from operations increased $183.2 million versus the prior year to $1,065.3 million. Adjusted Income from Operations(1) increased $150.0 million to $1,084.5 million, driven by higher net sales and Adjusted Gross Profit(1), and was partially offset by higher Adjusted SG&A(1).
Net income was $725.5 million, down $283.4 million versus the prior fiscal year, and Diluted EPS was $4.98, down $1.97 from the prior fiscal year. Net income in the current fiscal year included a total net loss of $14.4 million ($19.2 million before tax, or $0.10 per share) for foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Net income in the prior fiscal year included a total net gain of $312.2 million ($340.7 million before tax, or $2.15 per share) most of which is a non-cash net benefit related to the LW EMEA Acquisition with the remaining net gain from foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability.

Adjusted Net Income(1) was $739.9 million, up $43.2 million versus the prior fiscal year, and Adjusted Diluted EPS(1) was $5.08, up $0.28 versus the prior fiscal year. The increases in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect higher Adjusted Income from Operations(1) due to the factors discussed above, partially offset by a higher effective tax rate, reflecting discrete items in the current and prior fiscal years, and higher interest expense, reflecting increased total debt and higher borrowing rates on variable rate debt.

Adjusted EBITDA(1) increased $167.3 million from the prior fiscal year to $1,416.7 million, reflecting the benefit of inflation-driven pricing actions and incremental earnings from the consolidation of the financial results of LW EMEA, which more than offset higher manufacturing costs per pound, a $95.9 million pre-tax charge(2) for the write-off of excess raw potatoes (of which $10.8 million was recorded in Equity Method Investment Earnings), an approximately $95 million negative impact related to the ERP transition, lower sales volumes, and an estimated $40 million pre-tax loss related to the voluntary product withdrawal.
The Company’s effective tax rate(3) for fiscal 2024 was 24.1 percent, versus 18.2 percent in fiscal 2023. Excluding $4.8 million of tax benefit and $28.5 million of net tax expense from items impacting comparability in fiscal 2024 and 2023, respectively, the Company's effective tax rate was 24.1 percent for fiscal 2024 and 22.0 percent in fiscal 2023. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent primarily due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.
Fiscal Year 2024 Segment Highlights
North America
Net sales for the North America segment increased $113.8 million to $4,363.2 million, up 3 percent versus the prior fiscal year, with sales growth reduced by an estimated $123 million due to impacts associated with the Company's ERP transition in the fiscal third quarter. Price/mix increased 11 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in fiscal 2023, as well as pricing actions for contracts with large and regional chain restaurant customers in fiscal 2024. The increase in price/mix was partially offset by lower customer transportation charges that were driven by lower volume and pass-through freight rates, and unfavorable mix.

Volume declined 8 percent, with approximately 3 percentage points of the volume decline reflecting the carryover effect of the Company's decision to exit certain lower-priced and lower-margin business in the prior year to strategically manage customer and product mix. Approximately 2.5 percentage points of the decline reflects share losses and approximately 2.5 percentage points was largely driven by soft restaurant traffic trends in the U.S.
North America Segment Adjusted EBITDA increased $100.8 million to $1,263.1 million, reflecting the benefits of inflation-driven pricing actions more than offsetting higher manufacturing costs per pound, an $86.0 million charge(2) for the write-off of excess raw potatoes, an approximately $83 million negative impact related to the ERP transition, lower sales volumes, unfavorable mix, and an approximately $19 million loss related to the voluntary product withdrawal related to products manufactured in North America.
International
Net sales for the International segment, which includes all sales to customers outside of North America, increased $1,003.2 million to $2,104.4 million, with the current year including $1,107.4 million of incremental sales attributable to the consolidation of the financial results of LW EMEA and LWAMSA.
International segment net sales, excluding the incremental sales attributable to the Acquisitions, declined $104.2 million, or 9 percent, compared to the prior year. Volume, excluding the benefit from the Acquisitions, declined 15 percent. Approximately 10 percentage points of the volume decline reflects share losses, which are due in part to the Company's decisions to exit certain lower-priced and lower-margin business in LW EMEA earlier in the year, the carryover effect of the Company's decision to exit certain lower-priced and lower-margin business in the prior year to strategically manage customer and product mix, and an estimated $12 million impact of unfilled customer orders related to the transition to a new ERP system in the fiscal third quarter. The remaining approximately 5 percentage points of the volume decline was largely driven by soft restaurant traffic trends in the Company's key international markets, and to a smaller extent, the voluntary product withdrawal.
Price/mix increased 6 percent as the carryover benefit of inflation-driven pricing actions taken in fiscal 2023 and pricing actions taken in fiscal 2024 was partially offset by lower customer transportation charges.
International Segment Adjusted EBITDA increased $100.9 million to $331.9 million. Incremental earnings from the consolidation of the financial results of LW EMEA drove the increase. Excluding the benefit from the Acquisitions, the impact of higher costs per pound, lower sales volumes, and approximately $21 million of allocated losses related to the voluntary product withdrawal, $9.9 million charge(2) for the write-off of excess raw potatoes, and an approximately $5 million negative impact related to the ERP transition, more than offset the benefit of inflation-driven pricing actions.

Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were earnings of $26.0 million and $460.6 million for fiscal 2024 and 2023, respectively. The results in the current year include earnings associated with the Company’s 50 percent interest in Lamb Weston RDO, while results in the prior year also included earnings associated with the Company’s then 50 percent interests in LW EMEA and LWAMSA. The results in the prior year include non-cash gains relating to the Acquisitions of $425.8 million ($379.5 million after-tax or $2.62 per share), as well as a $32.7 million ($24.3 million after-tax, or $0.17 per share) unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts at LW EMEA.
Adjusted Equity Method Investment Earnings(1) declined $41.5 million compared to the prior year, largely due to LW EMEA earnings being reflected as equity method investment earnings in the first three quarters of fiscal 2023. The results in the current year also include a $10.8 million charge(2) for the write-off of excess raw potatoes at Lamb Weston RDO.
Liquidity and Cash Flows
As of May 26, 2024, the Company had $71.4 million of cash and cash equivalents, with $1.2 billion of available liquidity under the Company's committed global revolving credit facility.
Net cash provided by operating activities for fiscal 2024 was $798.2 million, up $36.5 million versus the prior year, primarily due to higher net income, adjusted for non-cash income and expenses, partially offset by increased working capital needs. Capital expenditures during fiscal 2024 were $991.8 million, up $255.8 million versus the prior year, primarily due to increased investments to support capacity expansion projects and to upgrade the Company’s ERP and information systems infrastructure.
Capital Returned to Shareholders
The Company paid $174.0 million in cash dividends during fiscal 2024. In addition, for the fiscal year, the Company repurchased $210.0 million of its common stock, with an aggregate of 2,294,654 shares repurchased at an average price per share of $91.51, which included $60.0 million of common stock repurchased in the fiscal fourth quarter at an average price of $82.15. The Company has $390.0 million of remaining capacity under its existing share repurchase program.

Fiscal 2025 Outlook

Fiscal 2025 Outlook Summary

Net Sales	$6.6 billion to $6.8 billion
Net Income	$630 million to $705 million
Diluted Earnings Per Share	$4.35 to $4.85
Adjusted EBITDA(1)	$1,380 million to $1,480 million
Interest expense	Approximately $180 million
Depreciation and amortization expense	Approximately $375 million
Effective tax rate(3) (full year)	Approximately 24 percent
Cash used for capital expenditures	Approximately $850 million
For fiscal 2025, the Company expects:
•Net sales of $6.6 billion to $6.8 billion, reflecting growth of approximately 2 percent to 5 percent on a constant currency basis. The Company expects net sales growth to be largely driven by an increase in volume as the Company increases targeted investments in price. In the first half of fiscal 2025, the Company expects volume may decline low-to-mid single digits as compared to the prior year period, reflecting the carryover impact of market share losses incurred in the prior year as well as soft restaurant traffic in the U.S. and key international markets. In the second half of fiscal 2025, the Company expects volume growth will be favorable as it laps the prior-year impacts of the ERP transition and the voluntary product withdrawal, and as the sales and volume benefit from recent customer contract wins continues to build.
•Net income of $630 million to $705 million and Diluted EPS of $4.35 to $4.85 and Adjusted EBITDA(1) of $1,380 million to $1,480 million. As compared to the prior year, the Company expects higher sales and gross profit will largely drive Adjusted EBITDA(1) growth, but will be partially offset by higher Adjusted SG&A(1), which is expected to be $740 million to $750 million. As compared to the prior year, the Company expects net income and Diluted EPS to decline, in part by an increase in depreciation and amortization expense of approximately $75 million associated with the depreciation of the capacity expansions in China and Idaho, and the amortization of the new ERP system. The Company also expects an increase in interest expense as compared to the prior year to reflect higher debt levels and reduced capitalized interest.
•Cash used for capital expenditures, excluding acquisitions, if any, of approximately $850 million as the Company continues construction of previously-announced capacity expansion efforts in the Netherlands and Argentina, as well as capital investments to upgrade its information systems and ERP infrastructure.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)Both GAAP and Non-GAAP results for the fifty-two weeks ended May 26, 2024 include a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) related to a write-off of excess raw potatoes. This includes a $85.1 million charge ($64.7 million after-tax, or $0.44 per share) in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) recorded in equity method investment earnings. The total charge to the reporting segments relating to excess raw potatoes was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its fourth quarter and fiscal 2024 results at 10:00 a.m. EDT today, July 24, 2024. Participants in the U.S. and Canada may access the conference call by dialing 888-204-4368 and participants outside the U.S. and Canada should dial +1-323-794-2551. The conference ID is 4529601. The conference call also may be accessed live on the internet. Participants can register for the event at:
https://event.webcasts.com/starthere.jsp?ei=1676014&tp_key=20839addab.

A rebroadcast of the conference call will be available beginning on Thursday, July 25, 2024, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, income tax expense, equity method investment earnings (loss), net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.

Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision-making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted EBITDA and Adjusted SG&A. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted EBITDA and Adjusted SG&A to GAAP net income or SG&A has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believe,” “will,” “continue,” “grow,” “reduced,” “benefit,” “strengthen,” “support,” “create,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans, execution, capital expenditures and investments; impacts of the ERP system transition; demand for the Company's products; the Company's cost structure; and other conditions in the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; operational challenges; consumer preferences, including restaurant traffic in North America and the Company's international markets, and an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; difficulties, disruptions or delays in implementing new technology, such as the Company's new ERP system; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company's relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses, including LW EMEA; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 26, 2024 (1)	May 28, 2023	May 26, 2024 (1)	May 28, 2023
Net sales (2)	$1,611.9	$1,694.9	$6,467.6	$5,350.6
Cost of sales (2) (3)	1,224.0	1,315.5	4,700.9	3,918.5
Gross profit	387.9	379.4	1,766.7	1,432.1
Selling, general and administrative expenses (2) (4)	175.4	192.4	701.4	550.0
Income from operations	212.5	187.0	1,065.3	882.1
Interest expense, net	40.3	32.8	135.8	109.2
Income before income taxes and equity method earnings	172.2	154.2	929.5	772.9
Income tax expense	50.8	72.0	230.0	224.6
Equity method investment earnings (2) (5)	8.2	416.6	26.0	460.6
Net income (2)	$129.6	$498.8	$725.5	$1,008.9
Earnings per share:
Basic	$0.90	$3.42	$5.01	$6.98
Diluted	$0.89	$3.40	$4.98	$6.95
Dividends declared per common share	$0.36	$0.28	$1.28	$1.05
Weighted average common shares outstanding:
Basic	144.3	145.9	144.9	144.5
Diluted	145.0	146.8	145.6	145.2
_______________________________________________
(1)The thirteen and fifty-two weeks ended May 26, 2024 included the consolidated financial results of LW EMEA whereas in the first three quarters of fiscal 2023, LW EMEA’s financial results were recorded in “Equity method investment earnings.” For more information about the LW EMEA Acquisition, see Note 11, Acquisitions, of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2024 filed with the SEC on July 24, 2024 (the “Form 10-K”).
(2)Net income included the following:
a.For the fifty-two weeks ended May 26, 2024, a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) for the write-off of excess raw potatoes in North America. The Company recorded an $85.1 million ($64.7 million after-tax, or $0.44 per share) charge in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) in equity method investment earnings. The total charge to the reporting segments relating to excess raw potatoes was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
b.The Company implemented a new ERP system in the third quarter of fiscal 2024, and estimates it reduced net sales by approximately $135 million, with $123 million and $12 million of impacts in the North America and International segments, respectively, for the fifty-two weeks ended May 26, 2024 . The Company estimates net income was negatively impacted by approximately $95 million ($72 million after-tax), including approximately $55 million ($42 million after-tax) related to lower order fulfillment rates and approximately $40 million ($30 million after-tax) of incremental costs and expenses, of which, approximately $7 million ($5 million after-tax) was recorded as a reduction in gross sales, and included accrued fees and charges for delayed or unfilled customer orders; approximately $26 million ($20 million after-tax) was recorded in cost of sales, and included reduced fixed cost coverage and inefficiencies resulting from planned downtime at the Company's processing facilities, as well as additional freight charges; and approximately $7 million ($5 million after-tax) was recorded in selling, general and administrative expenses, and largely included consulting expenses incurred to assist in restoring order fulfillment rates. The Company estimates that approximately $83 million impacted the North America segment, approximately $5 million impacted the International segment, and approximately $7 million impacted unallocated corporate costs.
c.An estimated $40 million loss ($30 million after-tax, or $0.20 per share) related to the voluntary product withdrawal, for the thirteen and fifty-two weeks ended May 26, 2024. The total charge to the reporting segments was $19 million to the North America segment and $21 million to the International segment.
(3)Cost of sales included a $24.9 million unrealized gain ($18.5 million after-tax, $0.13 per share) and a $28.8 million unrealized loss ($21.5 million after-tax, or $0.13 per share) related to mark-to-market adjustments associated with commodity hedging contracts for the thirteen weeks ended May 26, 2024 and May 28, 2023, respectively. For the fifty-two weeks ended May 26, 2024 and May 28, 2023, cost of sales included a $28.7 million unrealized gain ($21.4 million after-tax, or $0.15 per share) and a $37.5 million unrealized loss ($28.0 million after-tax, or $0.19 per share), respectively, related to mark-to-market adjustments associated with commodity hedging contracts.
For the fifty-two weeks ended May 26, 2024, cost of sales included activity related to the step-up and sale of inventory following completion of the LW EMEA Acquisition, which resulted in a $20.7 million ($15.4 million after-tax, or $0.11 per share) and for the thirteen and fifty-two weeks ended May 28, 2023, cost of sales included a $27.0 million ($20.0 million after-tax, or $0.14 per share) charge related to the step-up of inventory following completion of the LW EMEA Acquisition.
(4)Selling, general and administrative expenses included the following:
a.Net integration and acquisition-related expenses of $1.6 million ($1.2 million after-tax, or $0.01 per share) and $9.0 million ($9.8 million after-tax, or $0.07 per share) for the thirteen weeks ended May 26, 2024 and May 28, 2023, respectively; and expenses of $12.8 million ($9.6 million after-tax, or $0.07 per share) and gains of $21.8 million ($12.2 million after-tax, or $0.08 per share) for the fifty-two weeks ended May 26, 2024 and May 28, 2023, respectively;
b.Unrealized gain related to mark-to-market adjustments associated with currency hedging contracts of $1.6 million ($1.2 million after-tax, or $0.01 per share) and an unrealized loss of $4.2 million ($3.1 million after-tax, or $0.02 per share) for the thirteen weeks ended May 26, 2024 and May 28, 2023, respectively, and an unrealized loss of $3.8 million ($2.8 million after-tax, or $0.02 per share) and $4.2 million ($3.1 million after-tax, or $0.02 per share) for the fifty-two weeks ended May 26, 2024 and May 28, 2023, respectively; and
c.Foreign currency exchange losses of $3.4 million ($2.6 million after-tax, or $0.02 per share) and $1.3 million ($1.0 million after-tax, or $0.01 per share) for the thirteen weeks ended May 26, 2024 and May 28, 2023, respectively; and losses of $10.6 million ($8.0 million after-tax, or $0.05 per share) and $5.5 million ($4.1 million after-tax, or $0.03 per share) for the fifty-two weeks ended May 26, 2024 and May 28, 2023, respectively.
(5)Equity method investment earnings for the thirteen weeks ended May 28, 2023, included a $410.7 million gain ($364.4 million after-tax, or $2.48 per share) related to the remeasurement of the Company's initial equity interest to fair value for the LW EMEA Acquisition discussed in (1) above.
Equity method investment earnings for the fifty-two weeks ended May 28, 2023, included a $425.8 million gain ($379.5 million after-tax, or $2.62 per share) related to the LW EMEA Acquisition discussed in (1) above and a $15.1 million gain (before and after-tax, or $0.10 per share) in connection with the LWAMSA Acquisition. These gains were partially offset by a $32.7 million unrealized loss ($24.3 million after-tax, or $0.17 per share) related to mark-to-market adjustments associated with commodity and currency hedging contracts.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	May 26, 2024	May 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$71.4	$304.8
Receivables, less allowance for doubtful accounts of $0.9 million and $2.6 million	743.6	724.2
Inventories	1,138.6	932.0
Prepaid expenses and other current assets	136.4	166.2
Total current assets	2,090.0	2,127.2
Property, plant and equipment, net	3,582.8	2,808.0
Operating lease assets	133.0	146.1
Goodwill	1,059.9	1,040.7
Intangible assets, net	104.9	110.2
Other assets	396.4	287.6
Total assets	$7,367.0	$6,519.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$326.3	$158.5
Current portion of long-term debt and financing obligations	56.4	55.3
Accounts payable	833.8	636.6
Accrued liabilities	407.6	509.8
Total current liabilities	1,624.1	1,360.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,440.7	3,248.4
Deferred income taxes	256.2	252.1
Other noncurrent liabilities	258.2	247.8
Total long-term liabilities	3,955.1	3,748.3
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 150,735,397 and 150,293,511 shares issued	150.7	150.3
Treasury stock, at cost, 7,068,741 and 4,627,828 common shares	(540.9)	(314.3)
Additional distributed capital	(508.9)	(558.6)
Retained earnings	2,699.8	2,160.7
Accumulated other comprehensive loss	(12.9)	(26.8)
Total stockholders’ equity	1,787.8	1,411.3
Total liabilities and stockholders’ equity	$7,367.0	$6,519.8

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Fifty-Two Weeks Ended
	May 26, 2024	May 28, 2023
Cash flows from operating activities
Net income	$725.5	$1,008.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	306.8	222.8
Stock-settled, stock-based compensation expense	46.8	38.5
Gain on acquisition of interests in joint ventures	—	(425.8)
Equity method investment earnings in excess of distributions	(15.5)	(35.7)
Deferred income taxes	(1.3)	0.4
Foreign currency remeasurement gain	(0.1)	(21.7)
Other	7.0	23.9
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(15.1)	(53.6)
Inventories	(203.3)	(125.1)
Income taxes payable/receivable, net	20.1	(12.3)
Prepaid expenses and other current assets	9.7	1.8
Accounts payable	36.5	83.1
Accrued liabilities	(118.9)	56.5
Net cash provided by operating activities	$798.2	$761.7
Cash flows from investing activities
Additions to property, plant and equipment	(929.5)	(654.0)
Additions to other long-term assets	(62.3)	(82.0)
Acquisition of interests in joint ventures, net	—	(610.4)
Acquisition of business, net of cash acquired	(10.5)	—
Other	18.2	5.5
Net cash used for investing activities	$(984.1)	$(1,340.9)
Cash flows from financing activities
Proceeds from issuance of debt	592.0	529.5
Repayments of debt and financing obligations	(401.1)	(32.6)
Dividends paid	(174.0)	(146.1)
Repurchase of common stock and common stock withheld to cover taxes	(225.3)	(51.6)
Proceeds of short-term borrowings, net	164.9	41.4
Other	(4.5)	0.2
Net cash (used for) provided by financing activities	$(48.0)	$340.8
Effect of exchange rate changes on cash and cash equivalents	0.5	18.2
Net decrease in cash and cash equivalents	(233.4)	(220.2)
Cash and cash equivalents, beginning of period	304.8	525.0
Cash and cash equivalents, end of period	$71.4	$304.8

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	May 26, 2024	May 28, 2023	Year-Over- Year Growth Rates	Price/Mix	Volume
Segment net sales
North America	$1,113.2	$1,160.5	(4%)	3%	(7%)
International	498.7	534.4	(7%)	2%	(9%)
	$1,611.9	$1,694.9	(5%)	3%	(8%)

Segment Adjusted EBITDA
North America	$276.5	$297.9	(7%)
International	40.4	83.6	(52%)

	Fifty-Two Weeks Ended
	May 26, 2024	May 28, 2023	Year-Over- Year Growth Rates	Price/Mix	Volume
Segment net sales
North America	$4,363.2	$4,249.4	3%	11%	(8%)
International (1)	2,104.4	1,101.2	91%	6%	85%
	$6,467.6	$5,350.6	21%	10%	11%

Segment Adjusted EBITDA
North America	$1,263.1	$1,162.3	9%
International (1)	331.9	231.0	44%
_______________________________________________
(1)The Company acquired the remaining equity interest in LW EMEA in the fourth quarter of fiscal 2023. Accordingly, LW EMEA’s net sales and adjusted EBITDA for the thirteen weeks ended May 28, 2023 are reported in the International segment, whereas in the first three quarters of fiscal 2023, the Company’s initial 50 percent equity interest in LW EMEA was recorded using equity method accounting. As a result, LW EMEA’s net sales are not included in the International segment’s net sales for the first three quarters of the fifty-two weeks ended May 28, 2023, and only 50 percent of LW EMEA’s adjusted EBITDA is reported in the International segment for those periods.
Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (3)-(5) to the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended May 26, 2024	Gross Profit	SG&A	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported	$387.9	$175.4	$212.5	$40.3	$50.8	$8.2	$129.6	$0.89
Unrealized derivative gains (2)	(24.9)	1.6	(26.5)	—	(6.8)	—	(19.7)	(0.14)
Foreign currency exchange losses (2)	—	(3.4)	3.4	—	0.8	—	2.6	0.02
Item impacting comparability (2):
Integration and acquisition-related items, net	—	(1.6)	1.6	—	0.4	—	1.2	0.01
Total adjustments	(24.9)	(3.4)	(21.5)	—	(5.6)	—	(15.9)	(0.11)
Adjusted (3)	$363.0	$172.0	$191.0	$40.3	$45.2	$8.2	$113.7	$0.78

Thirteen Weeks Ended May 28, 2023
As reported	$379.4	$192.4	$187.0	$32.8	$72.0	$416.6	$498.8	$3.40
Unrealized derivative losses (2)	28.8	(4.2)	33.0	—	8.4	—	24.6	0.15
Foreign currency exchange losses (2)	—	(1.3)	1.3	—	0.3	—	1.0	0.01
Item impacting comparability (2):
Gain on acquisition of interest in joint venture	—	—	—	—	(46.3)	(410.7)	(364.4)	(2.48)
Inventory step-up from acquisition	27.0	—	27.0	—	7.0	—	20.0	0.14
Integration and acquisition-related items, net	—	(9.0)	9.0	—	(0.8)	—	9.8	0.07
Total adjustments	55.8	(14.5)	70.3	—	(31.4)	(410.7)	(309.0)	(2.11)
Adjusted (3)	$435.2	$177.9	$257.3	$32.8	$40.6	$5.9	$189.8	$1.29

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Fifty-Two Weeks Ended May 26, 2024	Gross Profit	SG&A	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported	$1,766.7	$701.4	$1,065.3	$135.8	$230.0	$26.0	$725.5	$4.98
Unrealized derivative gains and losses (2)	(28.7)	(3.8)	(24.9)	—	(6.3)	—	(18.6)	(0.13)
Foreign currency exchange losses (2)	—	(10.6)	10.6	—	2.6	—	8.0	0.05
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	—	(12.8)	12.8	—	3.2	—	9.6	0.07
Total adjustments	(8.0)	(27.2)	19.2	—	4.8	—	14.4	0.10
Adjusted (3)	$1,758.7	$674.2	$1,084.5	$135.8	$234.8	$26.0	$739.9	$5.08

Fifty-Two Weeks Ended May 28, 2023
As reported	$1,432.1	$550.0	$882.1	$109.2	$224.6	$460.6	$1,008.9	$6.95
Unrealized derivative losses (2)	37.5	(4.2)	41.7	—	19.0	32.7	55.4	0.38
Foreign currency exchange losses (2)	—	(5.5)	5.5	—	1.4	—	4.1	0.03
Items impacting comparability (2):
Gain on acquisition of interest in joint venture	—	—	—	—	(46.3)	(425.8)	(379.5)	(2.62)
Inventory step-up from acquisition	27.0	—	27.0	—	7.0	—	20.0	0.14
Integration and acquisition-related items, net	—	21.8	(21.8)	—	(9.6)	—	(12.2)	(0.08)
Total adjustments	64.5	12.1	52.4	—	(28.5)	(393.1)	(312.2)	(2.15)
Adjusted (3)	$1,496.6	$562.1	$934.5	$109.2	$196.1	$67.5	$696.7	$4.80
_______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (3)-(5) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and certain items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 26, 2024	May 28, 2023	May 26, 2024	May 28, 2023
Net income (3)	$129.6	$498.8	$725.5	$1,008.9
Interest expense, net	40.3	32.8	135.8	109.2
Income tax expense	50.8	72.0	230.0	224.6
Income from operations including equity method investment earnings (1)	220.7	603.6	1,091.3	1,342.7
Depreciation and amortization (2)	84.2	70.5	306.2	247.4
Unrealized derivative (gains) and losses (3)	(26.5)	33.0	(24.9)	41.7
Unconsolidated joint venture unrealized derivative losses (3)	—	—	—	32.7
Foreign currency exchange losses (3)	3.4	1.3	10.6	5.5
Items impacting comparability (3):
Inventory step-up from acquisition	—	27.0	20.7	27.0
Integration and acquisition-related items, net	1.6	9.0	12.8	(21.8)
Gain on acquisition of interest in joint venture	—	(410.7)	—	(425.8)
Adjusted EBITDA (4)	$283.4	$333.7	$1,416.7	$1,249.4

Segment Adjusted EBITDA
North America	$276.5	$297.9	$1,263.1	$1,162.3
International	40.4	83.6	331.9	231.0
Unallocated corporate costs (5)	(33.5)	(47.8)	(178.3)	(143.9)
Adjusted EBITDA	$283.4	$333.7	$1,416.7	$1,249.4
_______________________________________________
(1)Lamb Weston holds a 50 percent equity interest Lamb Weston RDO. Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. Lamb Weston accounted for its investments in LWAMSA and LW EMEA under the equity method of accounting until July 2022 and February 2023, respectively, when Lamb Weston acquired majority ownership and began to account for those investments by consolidating their respective financial results in Lamb Weston’s consolidated financial statements. See Note 12, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K, for more information.
(2)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $1.9 million and $2.3 million for the thirteen weeks ended May 26, 2024 and May 28, 2023, respectively, and $8.3 million and $29.1 million for the fifty-two weeks ended May 26, 2024 and May 28, 2023, respectively.
(3)See footnotes (3)-(5) to the Consolidated Statements of Earnings for more information.
(4)See “Non-GAAP Financial Measures” in this press release for additional information.
(5)The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and services, foreign exchange gains and losses, and unrealized mark-to-market derivative gains and losses. Support services include, but are not limited to, the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments.
Unallocated corporate costs for the fifty-two weeks ended May 26, 2024 included unallocated corporate costs of LW EMEA for all periods whereas the fifty-two weeks ended May 28, 2023 included thirteen weeks with unallocated corporate costs of LW EMEA following the completion of the LW EMEA Acquisition. For the first three quarters of fiscal 2023, the Company’s portion of LW EMEA’s unallocated corporate costs were recorded in “Equity method investment earnings” in the International segment.